Exhibit 99

January 27, 2014

Dear Fellow Stockholders of Swift Transportation Company (NYSE: SWFT),

A summary of our key results for the three and twelve months ended December 31,st for each of the last three years is shown below. As previously discussed in our third quarter 2013 letter, consistent with the common control accounting method for acquisitions between entities under common control, all historical financial results have been recast to include the results of Central Refrigerated ("Central").

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	2011	2013	2012	2011
		(recast)	(recast)		(recast)	(recast)
	Unaudited
	($ in millions, except per share data)
Operating Revenue	$1,075.4	$1,047.6	$978.9	$4,118.2	$3,976.1	3,779.0
Revenue xFSR(1)(2)	$878.6	$838.3	$788.3	$3,326.7	$3,181.6	3,028.8

Operating Ratio	90.5%	88.9%	89.4%	91.3%	91.2%	91.5%
Adjusted Operating Ratio(2)	87.9%	85.4%	86.3%	88.8%	88.3%	88.8%

EBITDA	$163.1	$169.3	$164.4	$600.1	$562.5	$560.6
Adjusted EBITDA(2)	$164.8	$178.2	$165.7	$615.2	$598.9	$567.6

Diluted EPS	$0.32	$0.39	$0.31	$1.09	$1.00	$0.74
Adjusted EPS(2)	$0.36	$0.41	$0.32	$1.23	$1.11	$0.84

(1) Revenue xFSR is operating revenue, excluding fuel surcharge revenue
(2) See GAAP to Non-GAAP reconciliation in the schedules following this letter

Quarterly Highlights: (discussed in more detail below, including GAAP to Non-GAAP reconciliations)

•	Fourth quarter 2013 Adjusted EPS decreased to $0.36 versus $0.41 in the fourth quarter of 2012, primarily due to a $0.06 increase in insurance and claims expense

•	Consolidated Revenue xFSR grew 4.8% in the quarter led by growth in Central Refrigerated of 17.0%, Dedicated of 3.4% and Intermodal of 2.8%

•	Intermodal Adjusted Operating Ratio improved to 93.5%, notwithstanding negative developments in insurance and claims expense associated with the settlement of a claim from 2008

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•	Several new customer awards in the fourth quarter led to a 6.9% increase in the Dedicated segment Average Operational Truck Count from the third quarter

•	An owner-operator fleet with approximately 300 trucks and additional customer revenue joined the Truckload segment of Swift in mid-November providing future capacity

•	Net debt reduction of $75.9 million in the fourth quarter, showing continued commitment to reduce debt

Full Year Highlights: (discussed in more detail below, including GAAP to Non-GAAP reconciliations)

•	Achieved record revenue and operating income for the full year 2013 (both including and excluding Central)

•
Full year 2013 Adjusted EPS, including Central in both periods, increased 10.8% to $1.23 in 2013 from $1.11 in 2012. For reference, the Adjusted EPS reported for 2012 before the common control accounting treatment was $1.00. Our target Adjusted EPS growth for 2013 was 15% over the $1.00 reported for 2012. For 2013, including only the accretion for the Central acquisition from August 6, 2013 through December 31, 2013, our growth in Adjusted EPS was 17% for 2013, thus exceeding our target for the second straight year.

•	Consolidated Revenue xFSR grew 4.6%, led by Central growth of 13.1% and Intermodal growth of 5.5%

•
Our leverage ratio improved to 2.52 as of December 31, 2013 compared to the pre-acquisition ratio of 2.78 at December 31, 2012, demonstrating continued progress toward our goal of 1.50 by December 2017

Fourth Quarter Results by Reportable Segment

Truckload Segment

Our Truckload segment consists of one-way movements over irregular routes throughout the United States, Mexico and Canada. This service uses both company and owner-operator tractors with dry van, flatbed and other specialized trailing equipment.

	Three Months Ended December 31,
	2013	2012	2011
Operating Revenue (1)	$585.2	$591.1	$573.2
Revenue xFSR(1)(2)	$469.7	$465.7	$453.8

Operating Ratio	89.6%	86.9%	88.1%
Adjusted Operating Ratio(3)	87.0%	83.3%	85.0%

Weekly Revenue xFSR per Tractor	$3,366	$3,292	$2,999
Average Operational Truck Count	10,618	10,765	11,514
Deadhead Percentage	12.4%	11.3%	11.1%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Revenue xFSR for the fourth quarter of 2013 increased slightly to $469.7 million, compared with $465.7 million for the same quarter in 2012, despite a 1.4% reduction in our Average Operational Truck Count. In the last four months of 2013, we migrated approximately 250 trucks from our Truckload segment to our Dedicated segment to support the start up of several new customer accounts. During the fourth quarter of 2013, we entered into a definitive

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agreement with a transportation company located in the midwest to become a fleet operator for Swift. This added approximately 300 trucks to our Truckload segment in mid-November, but due to timing, the increase was not enough to keep the Average Operational Truck Count from declining year over year. The reduction in truck count was offset by an improvement in Weekly Revenue xFSR per Tractor of 2.2% driven by a 2.6% increase in Revenue xFSR per loaded mile, partially offset by a slight decrease in loaded miles per truck per week of 0.4%. The decline in loaded miles per week was primarily caused by the lingering impacts of the Department of Transportation regulatory changes that further limit the driving hours available ("Hours of Service") in July, inclement weather in December, and the transition of the fleet referred to above. The increase in Revenue xFSR per loaded mile was driven in part by an increase in repositioning fees that also caused an increase in the deadhead percentage, which was a further headwind on our loaded miles per truck per week.

The Adjusted Operating Ratio in our Truckload segment was 87.0% in the fourth quarter of 2013 compared to 83.3% during the same quarter of 2012. The year over year increase was driven primarily by an increase in insurance expense, higher equipment costs, higher operating supplies and expenses, and higher deadhead due to increased project business and the repositioning in the fourth quarter mentioned above. These increases were partially offset by increased Revenue xFSR per loaded mile, improved fuel economy, and higher gains on sale of equipment.

Dedicated Segment

Through our Dedicated segment, we devote equipment and offer tailored solutions under long-term contracts with customers. This dedicated business utilizes refrigerated, dry van, flatbed and other specialized trailing equipment.

	Three Months Ended December 31,
	2013	2012	2011
Operating Revenue (1)	$192.5	$188.2	$174.6
Revenue xFSR(1)(2)	$157.3	$152.2	$143.0

Operating Ratio	89.7%	87.3%	87.8%
Adjusted Operating Ratio(3)	87.4%	84.3%	85.1%

Weekly Revenue xFSR per Tractor	$3,256	$3,366	$3,256
Average Operational Truck Count	3,675	3,439	3,343

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Dedicated Revenue xFSR grew 3.4% in the fourth quarter of 2013, compared to the fourth quarter of 2012. During 2013, we were awarded several new dedicated contracts utilizing approximately 250 trucks that started operations in the last four months of the year. Although these start-ups had a negative impact on our Adjusted Operating Ratio and our Weekly Revenue xFSR per Tractor in the quarter, we are excited about the opportunity these and other upcoming bids may bring us in 2014.

For the fourth quarter of 2013, our Dedicated segment Adjusted Operating Ratio increased to 87.4% in the fourth quarter of 2013 compared to 84.3% in the fourth quarter of the prior year. This increase was primarily due to the start-up costs mentioned above in addition to higher equipment costs, workers compensation expense, and insurance and claims expense.

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Central Refrigerated Segment ("CRS")

Our CRS segment consists primarily of shipments for customers that require temperature-controlled trailers and represents the core operations of Central. These shipments include one-way movements over irregular routes, dedicated truck operations, as well as a small number of Intermodal Trailer on Flat Car ("TOFC") and third party logistics loads.

	Three Months Ended December 31,
	2013	2012	2011
Operating Revenue (1)	$140.9	$125.4	$118.6
Revenue xFSR(1)(2)	$115.7	$98.9	$93.4

Operating Ratio	95.8%	92.9%	94.2%
Adjusted Operating Ratio(3)	94.9%	91.0%	92.6%

Weekly Revenue xFSR per Tractor	$3,588	$3,337	$3,373
Average Operational Truck Count	2,047	1,881	1,771
Deadhead Percentage	13.6%	13.0%	12.0%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Revenue xFSR for the fourth quarter of 2013 increased 17.0% to $115.7 million, compared to $98.9 million for the same quarter in 2012. This increase in Revenue xFSR was driven by growth in volume and pricing with our existing customers and the addition of several new customers including a significant new dedicated customer added during the second quarter of 2013. This new dedicated business has a much lower average length of haul, higher deadhead and a much higher Revenue xFSR per loaded mile than the core refrigerated business.

Weekly Revenue xFSR per Tractor grew 7.5% to $3,588 in the fourth quarter 2013, compared to $3,337 in the fourth quarter of 2012. This improvement was due to increased dedicated business as well as utilization improvements in our CRS over the road business.

The Adjusted Operating Ratio in our CRS segment for the fourth quarter 2013 increased 390 basis points over the fourth quarter of 2012. The year over year increase was driven primarily by higher insurance costs and start-up challenges with the large dedicated contract that began in the second quarter of 2013.

Intermodal Segment

Our Intermodal segment includes revenue generated by freight moving over the rail in our containers and other trailing equipment, combined with revenue for drayage to transport loads between the railheads and customer locations.

During the fourth quarter of 2013, Revenue xFSR in our Intermodal segment grew 2.8% over the fourth quarter of 2012. This increase in Revenue xFSR was driven primarily by a 4.9% increase in Container on Flat Car ("COFC") loads partially offset by a 25.5% reduction in TOFC loads.

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	Three Months Ended December 31,
	2013	2012	2011
Operating Revenue (1)	$98.6	$97.7	$72.8
Revenue xFSR(1)(2)	$79.0	$76.8	$58.0

Operating Ratio	94.8%	100.5%	96.0%
Adjusted Operating Ratio(3)	93.5%	100.6%	95.0%

Load Counts	41,782	40,862	31,452
Average Container Counts	8,717	8,628	5,955

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Our average container count grew slightly to 8,717 in the fourth quarter of 2013 when compared to the same period in 2012, due to the addition of containers throughout the fourth quarter of 2012. However, our December 31, 2013 year end container count of 8,717 remained essentially unchanged from year end 2012 as we focused on increasing the utilization of our existing fleet in 2013.

For the fourth quarter, the Intermodal Adjusted Operating Ratio improved 710 basis points to 93.5% in 2013 from 100.6% in 2012. As we previously stated, during 2012, our Intermodal segment incurred an increase in its insurance and claims expense primarily related to one claim associated with a drayage accident. This accident increased the the Intermodal Adjusted Operating Ratio by approximately 570 basis points in the fourth quarter of 2012. Additionally, in the fourth quarter of 2013, we settled a 2008 loss year claim, which resulted in an increase of insurance and claims expense in Intermodal of approximately $2 million, or a 240 basis point impact in the Adjusted Operating Ratio. Excluding the impact of the drayage accident in the fourth quarter of 2012 and the settlement of the 2008 claim in the fourth quarter of 2013, our Intermodal Adjusted Operating Ratio improved approximately 380 basis points. This improvement is due primarily to improved utilization of our container and chassis fleets as well as our internal drayage fleet.

Other Revenue

Other Revenue includes revenue generated by our logistics and brokerage services, as well as revenue generated by our subsidiaries offering support services to customers and owner-operators, including shop maintenance, equipment leasing and insurance. In the fourth quarter of 2013, combined revenue from these services increased 10.5% compared to the same quarter in 2012, driven primarily by an increase in logistics revenue and an increase in the services provided to owner operators.

Fourth Quarter Consolidated Operating Expenses

The table below highlights some of our cost categories for the fourth quarter of 2013, compared to the fourth quarter of 2012 and the third quarter of 2013, showing each as a percent of Revenue xFSR. Fuel surcharge revenue can be volatile and is primarily dependent upon the cost of fuel and not specifically related to our non-fuel operational expenses. Therefore, we believe that Revenue xFSR is a better measure for analyzing our expenses and operating metrics.

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		YOY				QOQ
Q4'13	Q4'12	Variance[1]	($ in millions)	Q4'13	Q3'13	Variance[1]
	(recast)
$1,075.4	$1,047.6	2.7%	Total Revenue	$1,075.4	$1,032.1	4.2%
$(196.8)	$(209.3)	-6.0%	Less: Fuel Surcharge Revenue	$(196.8)	$(198.7)	-1.0%
878.6	838.3	4.8%	Revenue xFSR	$878.6	$833.4	5.4%

$233.5	224.6	-4.0%	Salaries, Wages & Benefits	$233.5	$220.2	-6.0%
26.6%	26.8%	20 bps	% of Revenue xFSR	26.6%	26.4%	-20 bps

$82.8	74.7	-10.8%	Operating Supplies & Expenses	$82.8	$85.2	2.8%
9.4%	8.9%	-50 bps	% of Revenue xFSR	9.4%	10.2%	80 bps

$41.9	$28.7	-46.2%	Insurance & Claims	$41.9	$35.1	-19.4%
4.8%	3.4%	-140 bps	% of Revenue xFSR	4.8%	4.2%	-60 bps

$6.4	$6.5	1.0%	Communications & Utilities	$6.4	$6.7	4.5%
0.7%	0.8%	10 bps	% of Revenue xFSR	0.7%	0.8%	10 bps

$19.1	$18.2	-4.8%	Operating Taxes & Licenses	$19.1	$18.6	-2.7%
2.2%	2.2%	—	% of Revenue xFSR	2.2%	2.2%	—

[1] Positive numbers represent favorable variances, negative numbers represent unfavorable variances

Salaries, wages and benefits increased $8.9 million to $233.5 million during the fourth quarter of 2013, compared to $224.6 million for the fourth quarter of 2012, but remained relatively consistent as a percentage of Revenue xFSR. The year over year increase is primarily due to an increase in workers compensation expense and an increase in the number of non-driving employees.

Sequentially, salaries, wages and benefits increased by $13.3 million to $233.5 million during the fourth quarter of 2013 compared to $220.2 million in the third quarter of 2013 due primarily to an increase in the full year bonus accrual and an increase in workers compensation expense.

Operating supplies and expenses increased $8.1 million to $82.8 million during the fourth quarter of 2013, compared to $74.7 million for the fourth quarter of 2012, due primarily to increased legal and professional fees related to the Central acquisition, the acquisition of an owner-operator fleet and an aborted equity offering; increased unloading and other miscellaneous expenses due to a significant new flatbed and logistics customer; increased chassis expense due to additional intermodal volume; increased tolls expense; and increased hiring costs.

Sequentially, operating supplies and expenses decreased $2.4 million from $85.2 million in the third quarter to $82.8 million in the fourth quarter. This decrease is due primarily to lower maintenance expenses, partially offset by the increase in expenses noted above.

Insurance and claims expense increased to $41.9 million for the fourth quarter of 2013, compared to $28.7 million in the fourth quarter of 2012. As a percent of Revenue xFSR, insurance and claims expense increased to 4.8% in the

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fourth quarter of 2013 from 3.4% in the prior year. During the fourth quarter of 2013, we experienced unfavorable claims development specifically related to our current year claims, and to a lesser extent on prior year claims resulting in a negative impact in the quarter. Whereas, in the fourth quarter of 2012, we experienced favorable claims development on claims associated with insurance coverage sold by our captive insurance company. For the full year 2013, insurance and claims expense as a percent of Revenue xFSR was 4.3%. For the full year 2014, we expect our insurance and claims expense to be approximately 4% of Revenue xFSR.

Fuel Expense

Q4'13	Q4'12	($ in millions, except D.O.E. Diesel Fuel Index)	Q4'13	Q3'13
	(recast)
$150.4	$168.1	Fuel Expense	$150.4	$160.6
14.0%	16.0%	% of Total Revenue	14.0%	15.6%

$196.8	$209.3	Fuel Surcharge Revenue (FSR)	$196.8	$198.7
$(87.1)	$(87.9)	Less: FSR Reimbursed to Third Parties	$(87.1)	$(85.5)
$109.7	$121.4	Company FSR	$109.7	$113.2

$150.4	$168.1	Fuel Expense	$150.4	$160.6
$(109.7)	$(121.4)	Less: Company FSR	$(109.7)	$(113.2)
$40.7	$46.7	Net Fuel Expense	$40.7	$47.4
4.6%	5.6%	% of Revenue xFSR	4.6%	5.7%

$3.869	$4.020	Average D.O.E. Diesel Fuel Index	$3.869	$3.918
-3.8%	3.9%	Year over Year % Change	-3.8%	-0.2%

Fuel expense for the fourth quarter of 2013 was $150.4 million, representing a decrease of $17.7 million from the fourth quarter of 2012. We collect fuel surcharge revenue from our customers to help mitigate increases in fuel prices. The surcharges are primarily based on the Department of Energy (D.O.E.) Diesel Fuel Index, which is set on Monday each week based on retail prices at various truck stops around the country. We utilize a portion of our fuel surcharge revenue to reimburse owner-operators and other third parties, such as the railroads, who also must pay for fuel. To evaluate the effectiveness of our fuel surcharges, we deduct the portion of the revenue we pay to third parties and then subtract the remaining company-related fuel surcharge revenue from our fuel expense. This calculation of Net Fuel Expense is shown above.

During the fourth quarter of 2013 Net Fuel Expense was $40.7 million compared to $46.7 million in the fourth quarter of 2012 and $47.4 million in the third quarter of 2013. Both the year over year and sequential improvement are primarily due to improved fuel economy which has helped to offset some of the higher equipment costs. This combined with a shift in business mix that increased our revenue generated by owner-operators, intermodal and logistics, for which we do not incur fuel expense, drove the decrease in Net Fuel Expense as a percentage of Revenue xFSR.

Purchased Transportation

Purchased transportation includes payments to owner-operators, railroads and other third parties we use for intermodal drayage and other brokered business.

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Q4'13	Q4'12	($ in millions)	Q4'13	Q3'13
	(recast)
$337.1	$313.6	Purchased Transportation	$337.1	$318.3
31.3%	29.9%	% of Total Revenue	31.3%	30.8%

$(87.1)	$(87.9)	Less: FSR Reimbursed to Third Parties	$(87.1)	$(85.5)

$250.0	$225.7	Net Purchased Transportation	$250.0	$232.8
28.5%	26.9%	% of Revenue xFSR	28.5%	27.9%

As noted in the table above, during the fourth quarter of 2013, excluding fuel reimbursements, Net Purchased Transportation increased $24.3 million year over year due primarily to an increased number of miles driven by owner-operators, increased logistics business and higher intermodal volume. As a percent of Revenue xFSR, Net Purchased Transportation increased in the fourth quarter from 26.9% in 2012 to 28.5% in the fourth quarter of 2013.

Sequentially, Net Purchased Transportation increased $17.2 million due to an increased percentage of miles driven by owner-operators, higher seasonal freight volumes in the fourth quarter 2013 compared to the third quarter 2013 and increased logistics volume. These same factors also caused Net Purchased Transportation as a percent of Revenue xFSR, to increase 60 basis points in the fourth quarter of 2013 from 27.9% in the third quarter of 2013.

Rental Expense and Depreciation & Amortization of Property and Equipment

Due to fluctuations in the amount of tractors leased versus owned, we combine our rental expense with depreciation and amortization of property and equipment for analytical purposes as shown in the table below.

Combined rental and depreciation expense in the fourth quarter of 2013 increased $11.2 million to $106.4 million from the fourth quarter of 2012. This increase is due to the rising costs of new equipment, and growth in the number of tractors, trailers and intermodal containers.

Q4'13	Q4'12	($ in millions)	Q4'13	Q3'13
	(recast)
$50.4	$40.7	Rental Expense	$50.4	$46.3
5.7%	4.9%	% of Revenue xFSR	5.7%	5.6%

$56.0	$54.5	Depreciation & Amortization of Property and Equipment	$56.0	$58.3
6.4%	6.5%	% of Revenue xFSR	6.4%	7.0%

$106.4	$95.2	Combined Rental Expense and Depreciation	$106.4	$104.5
12.1%	11.4%	% of Revenue xFSR	12.1%	12.5%

Gain on Disposal of Property and Equipment

Gain on disposal of property and equipment increased $4.6 million in the fourth quarter of 2013 as compared to the fourth quarter of 2012 due primarily to an increase in the number of trucks sold on the open market rather than

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returned to the original manufacturer per trade agreements as well as an increase in the amount of trailer equipment disposed of during the quarter.

Income Taxes

Income tax in accordance with GAAP for the fourth quarter and full year 2013 was $33.2 million (resulting in an effective tax rate of 42.3%) and a provision of $101.0 million (resulting in an effective tax rate of 39.4%), respectively. The higher effective rate in the fourth quarter was primarily due to increased deferred taxes resulting from recently enacted tax rate increases in Mexico. The full year effective tax rate reflects increased taxes due to the new tax rate in Mexico, Central’s conversion to a C-Corporation from an S-Corporation, fixed asset basis differences and state tax rate changes, Central acquisition related costs as well as the benefit realized from Central’s designation as an S-Corporation prior to the acquisition. We expect the 2014 full year effective tax rate, in accordance with GAAP, to be approximately 38.5%.

Interest Expense

Interest expense, comprised of debt interest expense, the amortization of deferred financing costs and original issue discount and excluding derivative interest expense on our interest rate swaps, decreased by $4.7 million in the fourth quarter of 2013 to $23.8 million, compared with $28.5 million for the fourth quarter of 2012. The decrease was largely due to lower interest rates from refinancing our senior credit facility in March of 2013, as well as the continued reduction of our debt balances, which has been an area of focus since our initial public offering in December 2010.

Full Year 2013 Results by Reportable Segments

A summary of our full year 2013 revenue trends and key metrics for our individual segments are as follows:

Truckload Segment

	Year Ended December 31,
	2013	2012	2011
Operating Revenue (1)	$2,313.0	$2,282.3	$2,336.1
Revenue xFSR(1)(2)	$1,839.9	$1,798.7	$1,844.2

Operating Ratio	90.2%	89.2%	90.5%
Adjusted Operating Ratio(3)	87.7%	86.3%	87.9%

Weekly Revenue xFSR per Tractor	$3,257	$3,165	$2,968
Average Operational Truck Count	10,833	10,869	11,915
Deadhead Percentage	11.6%	11.1%	11.0%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Our Truckload Revenue xFSR increased 2.3% during 2013, while our Average Operational Truck Count decreased slightly to 10,833. Our Revenue xFSR improvement was driven by a 2.9% improvement in Weekly Revenue xFSR per Tractor that consisted of a 0.8% improvement in loaded miles per truck per week and a 2.1% increase in Revenue xFSR per loaded mile.

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For the full year 2013, the deadhead percentage in our Truckload segment increased 50 basis points as operational improvements were offset by a softer freight environment in the third quarter of 2013 when compared with 2012, and increased project business in the fourth quarter of 2013 versus 2012. Although this seasonal project business carries a higher deadhead percent, it is also designed to carry a higher revenue per loaded mile to compensate.

In our Truckload segment, the Adjusted Operating Ratio increased 140 basis points to 87.7% in 2013, compared with 86.3% in 2012. The increase in the Adjusted Operating Ratio was driven primarily by increased insurance costs, higher equipment costs, higher deadhead costs, and a $5.2 million favorable settlement with the Port of Los Angeles in the first quarter of 2012. These increases were partially offset by improved Revenue xFSR per loaded mile, increased loaded miles per truck per week, and improved fuel economy.

For the full year 2014, we expect an improving freight environment compared to what we experienced in 2013. Although we expect the new Hours of Service rules to be a headwind to our loaded miles per truck per week through the first half of the year, we are still expecting year over year improvements. We anticipate the improvements will be tempered in the first half before accelerating in the second half of 2014. We expect Revenue xFSR per loaded mile to increase between 2.0% and 3.0%, depending on the macro economic environment, and we expect our tractor count to increase over the course of the year by approximately 150-200 trucks.

Dedicated Segment

Dedicated Revenue xFSR increased 1.9% during 2013, largely due to the addition of several accounts in the late third quarter and into the fourth quarter of 2013. This new account growth is also reflected in our Average Operational Truck Count which grew to 3,451 for the full year 2013.

	Year Ended December 31,
	2013	2012	2011
Operating Revenue (1)	$738.9	$724.4	$625.3
Revenue xFSR(1)(2)	$600.9	$589.9	$513.4

Operating Ratio	88.7%	89.8%	88.8%
Adjusted Operating Ratio(3)	86.1%	87.5%	86.4%

Weekly Revenue xFSR per Tractor	$3,339	$3,357	$3,305
Average Operational Truck Count	3,451	3,361	2,979

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

The Adjusted Operating Ratio in our Dedicated segment improved to 86.1% for the full year 2013 from 87.5% in 2012. This improvement was primarily due to a decision to terminate a few underperforming contracts in the latter half of 2012, growth with improved customer contracts in 2013, and improved fuel efficiency. These improvements were partially offset by increased insurance costs and higher equipment costs.

Central Refrigerated Segment ("CRS")

Revenue xFSR increased 13.1% to $430.1 million in 2013, compared to $380.3 million in 2012. This increase in Revenue xFSR was driven by growth in volume and pricing with our existing customers and the addition of several

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new customers, including a significant new dedicated customer added during the second quarter of 2013. This dedicated business has a much lower average length of haul, higher deadhead and a much higher Revenue xFSR per loaded mile. This business combined with the other revenue growth drove our Weekly Revenue xFSR per Tractor to improve 2.9% over the prior year.

	Year Ended December 31,
	2013	2012	2011
Operating Revenue (1)	$534.0	$484.7	$447.2
Revenue xFSR(1)(2)	$430.1	$380.3	$351.1

Operating Ratio	95.2%	93.9%	96.4%
Adjusted Operating Ratio(3)	93.8%	92.2%	95.4%

Weekly Revenue xFSR per Tractor	$3,427	$3,331	$3,249
Average Operational Truck Count	2,006	1,839	1,760
Deadhead Percentage	13.1%	12.6%	12.1%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

The 2013 Adjusted Operating Ratio in our CRS segment increased 160 basis points over the prior year. The year over year increase was driven primarily by new dedicated start up costs and higher insurance expense.

For 2014 we expect our CRS segment to be a focal point. We will be targeting truck count growth of approximately 200 units over the course of the year. Additionally, we plan to integrate our systems on February 1, 2014. We believe this integration will be the catalyst for many of the expected acquisition-related synergies we identified. At that point, we will also re-evaluate our segment reporting structure to ensure the most transparent and consistent reporting format with how management operates the company.

Intermodal Segment

Our intermodal business grew Revenue xFSR 5.5% to $277.7 million in 2013 from $263.2 million in 2012 driven by a 0.9% increase in Revenue xFSR per load, and a 11.6% increase in COFC load volume partially offset by a 43.6% reduction in TOFC volume.

Our focus for 2013 was to increase the utilization of our existing container fleet before adding additional capacity. As such, we did not add any containers to our fleet in 2013, however our full year average container count grew by 1,508 as containers were added throughout 2012. During the fourth quarter of 2013, we were able to generate higher container turns on a year over year basis. We believe we have further opportunity to improve the utilization of this fleet in 2014 and hope to grow our volume by 10-20% without adding containers. We will monitor our volume growth in 2014 and will add containers in the latter half of the year if necessary.

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	Year Ended December 31,
	2013	2012	2011
Operating Revenue (1)	$350.1	$333.9	$237.9
Revenue xFSR(1)(2)	$277.7	$263.2	$187.7

Operating Ratio	98.3%	102.1%	98.7%
Adjusted Operating Ratio(3)	97.8%	102.6%	98.3%

Load Counts	151,781	145,144	106,419
Average Container Counts	8,717	7,209	5,527

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

The Intermodal Adjusted Operating Ratio for the full year improved 480 basis points to 97.8% in 2013 from 102.6% in 2012. As we previously stated, during 2012, our Intermodal segment incurred an increase in its insurance and claims expense primarily related to one claim associated with a drayage accident. This accident increased the Intermodal Adjusted Operating Ratio by approximately 380 basis points in 2012. Additionally, as noted above, in the fourth quarter of 2013, we settled a 2008 loss year claim , which resulted in an increase of insurance and claims expense in the Intermodal segment of approximately $2 million, or a 70 basis point increase in Adjusted Operating Ratio on a full year basis. Excluding the impact of the drayage accident in 2012 and the settlement of the 2008 claim in the fourth quarter of 2013, our Intermodal Adjusted Operating Ratio improved in 2013 approximately 160 basis points. This improvement is due primarily to our focus on improving the utilization of our containers, reducing our chassis costs, improving our rail economics, as well as improving the efficiency of our drayage operations.

Other Revenue

Revenue from other services includes revenue generated by brokerage services, and revenue generated by our subsidiaries offering support services to customers and owner-operators, including shop maintenance, equipment leasing, and insurance. For the full year 2013, revenue from these services increased 6.3% compared to the full year 2012, driven primarily by increased services to owner-operators.

Debt Balances

As noted in the chart below, our net debt as of December 31, 2013 was $1,549.8 million, compared to $1,530.7 million at the end of 2012. The $19.1 million increase in our net debt for the full year is comprised of a reduction in net debt for the year of $206.7 million, offset by an increase of $225.8 associated with the Central acquisition. During the fourth quarter, we reduced our net debt by $75.9 million. As a result of our prior voluntary prepayments, our next required principal payment on our Term Loan B-1 is March 31, 2015, and we have no additional required principal payments on our Term Loan B-2 until its maturity in December of 2017.

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	December 31, 2012	Central Acquisition	Other Full Year	December 31, 2013
($ in millions)	Actuals	Changes	Changes	Actuals
Unrestricted Cash	$53.6	$(4.7)	$10.3	$59.2

A/R Securitization	$204.0	$100.0	$(40.0)	$264.0
Revolver ($400mm)	$—	$85.0	$(68.0)	$17.0
Term Loan B-1(a)	$157.5		$71.5	$229.0
Term Loan B-2(a)	$577.0		$(167.0)	$410.0
Senior Secured 2nd Lien Notes (a)	$500.0		$—	$500.0
Capital Leases & Other Debt	$145.8	$36.1	$7.1	$189.0
Total Debt	$1,584.3	$221.1	$(196.4)	$1,609.0

Net Debt	$1,530.7	$225.8	$(206.7)	$1,549.8

(a) Amounts presented represent face value and exclude unamortized discount

As a result of the debt repayments in the fourth quarter, we were able to reduce our leverage ratio to 2.52 as of December 31, 2013. As we have stated previously, our goal is to continue to reduce our leverage ratio through EBITDA growth and debt repayments.

Cash Flow and Capital Expenditures

We continue to generate positive cash flows from operations. For the full year 2013, we generated $452.9 million of cash from operations compared with $447.1 million during the same period of 2012. Cash used in financing activities for the year ended December 31, 2013 was $156.2 million, driven primarily by the voluntary repayments of our debt.

Our Net Cash Capital Expenditures for 2013 were $199.1 million compared with $171.4 million during the previous year. For the full year of 2014, we expect our net cash capital expenditures to be in the range of $220 to $250 million.

13

Liquidity Summary

Our liquidity position at December 31, 2013 remains strong with total available liquidity of $447.1 million, including $59.2 million of unrestricted cash and $76.6 million of restricted cash and investments in our captive insurance companies that are reserved for the future payment of outstanding claims.

Summary

In summary, we have been very pleased with our team's ability to deliver on our goals and objectives. Some of the key highlights for 2013 include: exceeding our long-term goals for growth in Adjusted EPS for the second consecutive year; remaining on-track to achieve our long-term goal of reducing our leverage ratio to 1.5 times by 2017 despite the $225 million Central acquisition; continuing to improve our return on net assets; investing for growth in rapidly expanding Intermodal, logistics and refrigerated lines of business; partnering with customers to create win/win solutions that are driving growth in our dedicated business; improving our Truckload utilization year over year despite the challenges posed by the Hours of Service regulations; laying the foundation for improvement in our Intermodal Adjusted Operating Ratio by focusing on the cost objectives outlined at our Investor Day this past May; investing in clean technology with an order of 200 CNG trucks; and diligently working through the integration of Central including preparation for the systems integration in February, which we believe will be the catalyst for synergies throughout 2014.

Despite these many accomplishments, we did experience some disappointments in 2013 including a less than ideal macro economic environment, a negative impact on our utilization in the second half of the year associated with Hour of Service regulatory changes, and discouraging safety and claims trends. Some of these items were outside of our control. Others were not and we are taking action. We have realigned our operations to provide focus and additional communication with our drivers. We want to help them be successful, productive and promote safe behaviors.

Our organizational focus for 2014 is a three-pronged approach to "Delivering a better lifeSM". First, we want to deliver a better life to our employees and especially our drivers. We have various strategic teams centered around improving our interactions and service to our drivers at each of the key touch points we have with them throughout the day. Second, we aim to deliver a better life for our customers by providing Best in Class service and partnering to create solutions for all of their transportation needs. Finally, we aim to deliver a better life for you, our stockholders, by executing upon our stated goals and driving value in our stock. If you owned our stock throughout 2013, you experienced the very value we are striving to deliver, realizing a 142% return for the year. We appreciate your continued support, and the trust you extend to us, which we hope to continue to earn year after year.

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Guidance

•	Gain on sale of equipment expected to be approximately $8 million for the full year 2014, and approximately $2.0 million in the first quarter

•	Estimated truck growth by segment for 2014: Dedicated ~350-400, Truckload ~150-200, Central ~200

•	Truckload Revenue xFSR per loaded mile anticipated to increase by ~2.0 - 3.0%

•	Intermodal Revenue xFSR growth expected to be ~ 15%

•	Insurance and claims expense as a percent of Revenue xFSR in 2014 expected to be ~4.0%

•	Cash taxes for 2014 expected to be similar to GAAP taxes as federal NOLs have been fully utilized

•	Net cash capital expenditures expected to be in the range of $220 million to $250 million for full year 2014, depending on growth

•	Debt reduction expected to be at the high end of our previously disclosed annual range of $50-100 million

•
15% Adjusted EPS growth target for 2014 will be based on full year recast Adjusted EPS of $1.23, with a smaller expected YOY growth rate in the first half of the year, and a larger YOY growth rate in the second half of the year, equating to approximately 15% for the full year

15

Conference Call Q&A Session

Swift Transportation management will host a Q&A session at 10:00 a.m. Eastern Standard Time on Tuesday, January 28th to answer questions about the Company’s fourth quarter financial results. Please email your questions to Investor_Relations@swifttrans.com prior to 7:00 p.m. Eastern Standard Time on Monday, January 27th.

Participants may access the call using the following dial-in numbers:

U.S./Canada: (877) 897-8479
International/Local: (706) 501-7951
Conference ID: 33277930

The live webcast, letter to stockholders, transcript of the Q&A, and the replay of the earnings Q&A session can be accessed via our investor relations website at investor.swifttrans.com.

IR Contact:
Jason Bates
Vice President of Finance &
Investor Relations Officer
623.907.7335

Forward Looking Statements & Use of Non-GAAP Measures

This letter contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates", "plans,” "projects," "expects," “hopes,” “intends,” “will,” “could,” “should,” “may,” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning: trends and expectations relating to our operations and growth in certain business segments, the freight environment, freight volumes, leverage, utilization, revenue, cash flow, Revenue xFSR per loaded mile, Intermodal Revenue xFSR growth, bid opportunities, expenses, taxes, profitability and related metrics; expected reduction in Net Debt and leverage ratio in 2014; projected EPS growth; the timing and level of fleet size and equipment and container count; changes in Truckload and Dedicated tractor count; expected insurance claims expense as a percentage of Revenue xFSR; our expected effective tax rate; estimated capital expenditures for 2014; our expectations of intermodal growth in revenue, utilization, and improved Adjusted Operating Ratio; the benefits of, and our ability to overcome challenges relating to, recently awarded dedicated contracts; that we can grow intermodal volumes without increasing our container count; impact of the Hours of Service regulation; clean technology; expected gain on sale of equipment in 2014; and our intentions to use excess cash flows to repay debt. Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factor Section of our Annual Report Form 10-K for the year ended December 31, 2012. As to the Company’s business and financial performance, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: any future recessionary economic cycles and downturns in customers' business cycles, particularly in market segments and industries in which we have a significant concentration of customers; increasing competition from trucking, rail, intermodal, and brokerage competitors; a significant reduction in, or termination of, our trucking services by a key customer; a significant reduction in, or termination of, our trucking services by a key customer; the amount and velocity of changes in fuel prices and our ability to recover fuel prices through our fuel surcharge program; volatility in the price or availability of fuel; increases in new equipment prices or replacement costs; the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations; our Compliance Safety Accountability safety rating; increases in driver compensation to the extent not offset by increases in freight rates and difficulties in driver recruitment and retention; changes in rules or legislation by the National Labor Relations Board or Congress and/or union organizing efforts; potential volatility or decrease in the amount of earnings as a result of our claims exposure through our wholly-owned captive insurance companies; risks relating to our captive insurance companies; uncertainties associated with our operations in Mexico; our ability to attract and

16

maintain relationships with owner-operators; the possible re-classification of our owner-operators as employees; our ability to retain or replace key personnel; conflicts of interest or potential litigation that may arise from other businesses owned by Jerry Moyes, including margin pledges or other collateralization of Swift stock and guarantees related to other businesses owned by Jerry Moyes; our dependence on third parties for intermodal and brokerage business; our ability to sustain cost savings realized as part of recent cost reduction initiatives; potential failure in computer or communications systems; our ability to execute or integrate any future acquisitions successfully; seasonal factors such as harsh weather conditions that increase operating costs; goodwill impairment; the potential impact of the significant number of shares of our common stock that is outstanding; our intention to not pay dividends; demand; our significant ongoing capital requirements; our level of indebtedness and our ability to service our outstanding indebtedness, including compliance with our debt covenants, and the impact such indebtedness may have on the way we operate our business; the significant amount of our stock and related control over the Company by Jerry Moyes; and restrictions contained in our debt agreements. You should understand that many important factors, in addition to those listed above and in our filings with the SEC, could impact us financially. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company's securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations. In addition to our GAAP results, this Letter to Stockholders also includes certain non-GAAP financial measures as defined by the SEC. The calculation of each measure, including reconciliation to the most closely related GAAP measure and the reasons management believes each non-GAAP measure is useful, are included in the attached schedules.

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CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (a)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	2011	2013	2012	2011
		(recast)	(recast)		(recast)	(recast)
	(Unaudited) (Amounts in thousands, except per share data)
Operating revenue	$1,075,389	$1,047,560	$978,889	$4,118,195	$3,976,085	$3,778,963
Operating expenses:
Salaries, wages and employee benefits	233,497	224,556	213,473	903,990	879,856	861,423
Operating supplies and expenses	82,756	74,695	71,313	319,023	290,472	281,872
Fuel	150,437	168,118	169,056	640,000	668,707	698,530
Purchased transportation	337,052	313,619	282,290	1,255,646	1,195,033	1,055,416
Rental expense	50,447	40,661	30,763	180,328	149,433	122,279
Insurance and claims	41,934	28,663	26,988	142,179	121,655	110,639
Depreciation and amortization of property and equipment	56,004	54,485	55,519	226,008	218,839	218,098
Amortization of intangibles	4,203	4,204	4,405	16,814	16,925	18,258
Impairments	—	2,322	—	—	3,387	—
Gain on disposal of property and equipment	(9,054)	(4,464)	(2,797)	(22,664)	(18,351)	(8,902)
Communication and utilities	6,448	6,466	6,731	25,593	26,464	27,757
Operating taxes and licenses	19,110	18,231	17,191	74,319	71,849	71,557
Total operating expenses	972,834	931,556	874,932	3,761,236	3,624,269	3,456,927
Operating income	102,555	116,004	103,957	356,959	351,816	322,036

Other (income) expenses:
Interest expense	23,815	28,519	36,383	99,534	122,049	149,981
Derivative interest expense	1,293	—	2,990	3,852	5,101	15,057
Interest income	(733)	(608)	(428)	(2,474)	(2,156)	(1,997)
Merger and acquisition expense	582	—	—	4,913	—	—
Loss on debt extinguishment	—	—	—	5,540	22,219	—
Impairments of non-operating assets	—	5,979	—	—	5,979	—
Gain on sale of real property	—	—	—	(6,876)	—	—
Other	(876)	(611)	(522)	(3,934)	(3,077)	(2,244)
Total other (income) expenses, net	24,081	33,279	38,423	100,555	150,115	160,797
Income before income taxes	78,474	82,725	65,534	256,404	201,701	161,239
Income tax expense	33,176	28,041	22,895	100,982	61,614	58,492
Net income	$45,298	$54,684	$42,639	$155,422	$140,087	$102,747
Basic earnings per share	$0.32	$0.39	$0.31	$1.11	$1.00	$0.74
Diluted earnings per share	$0.32	$0.39	$0.31	$1.09	$1.00	$0.74
Shares used in per share calculations
Basic	140,698	139,551	139,499	140,179	139,532	139,155
Diluted	142,748	139,618	139,528	142,221	139,619	139,663
(a) On August 6, 2013, Swift Transportation Company ("Swift") acquired all the outstanding capital stock of Central Refrigerated Transportation ("Central") in a cash transaction valued at $225 million (the "Acquisition"). Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes' majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control which is similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift's. The above consolidated statement of operations for the three months and years ended December 31, 2013, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective January 1, 2011.

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ADJUSTED EPS RECONCILIATION (UNAUDITED) (a)(b)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	2011	2013	2012	2011
		(recast)	(recast)		(recast)	(recast)
Diluted earnings per share	$0.32	$0.39	$0.31	$1.09	$1.00	$0.74
Adjusted for:
Income tax expense	0.23	0.20	0.16	0.71	0.44	0.42
Income before income taxes	0.55	0.59	0.47	1.80	1.44	1.15
Non-cash impairments (c)	—	0.02	—	—	0.02	—
Non-cash impairments of non-operating assets (d)	—	0.04	—	—	0.04	—
Loss on debt extinguishment (e)	—	—	—	0.04	0.16	—
Amortization of certain intangibles (f)	0.03	0.03	0.03	0.11	0.11	0.12
Amortization of unrealized losses on interest rate swaps (g)	—	—	0.02	—	0.04	0.11
Acceleration of non-cash equity compensation (h)	—	—	—	0.01	—	—
Excludable transaction costs (i)	—	—	—	0.03	—	—
Mark-to-market adjustment of interest rate swaps (j)	—	—	—	0.01	—	—
Adjusted income before income taxes	0.58	0.68	0.52	2.00	1.82	1.38
Provision for income tax expense at effective rate	0.22	0.27	0.20	0.77	0.71	0.54
Adjusted EPS	$0.36	$0.41	$0.32	$1.23	$1.11	$0.84

(a)
We define Adjusted EPS as (1) income (loss) before income taxes plus (i) amortization of the intangibles from our 2007 going-private transaction, (ii) non-cash impairments, (iii) other special non-cash items, (iv) excludable transaction costs, (v) the mark-to-market adjustment on our interest rate swaps that is recognized in the statement of operations in a given period, and (vi) the amortization of previous losses recorded in accumulated other comprehensive income (loss) (“OCI”) related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010; (2) reduced by income taxes; (3) divided by weighted average diluted shares outstanding. For all periods through 2012, we used a normalized tax rate of 39% in our Adjusted EPS calculation due to the amortization of deferred tax assets related to our pre-IPO interest rate swap amortization and other items that we knew would cause fluctuations in our GAAP effective tax rate. Beginning in 2013, these items should no longer result in large variations. Therefore, we began using our expected GAAP effective tax rate of 38.5% for our Adjusted EPS calculation. We believe the presentation of financial results excluding the impact of the items noted above provides a consistent basis for comparing our results from period to period and to those of our peers due to the non-comparable nature of the intangibles from our going-private transaction, the historical volatility of the interest rate derivative agreements and the non-operating nature of the impairment charges, transaction costs and other adjustment items. Adjusted EPS is not presented in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. The numbers reflected in the above table are calculated on a per share basis and may not foot due to rounding.

(b)
As a result of the Acquisition described in footnote (a) within the schedule Consolidated Statements of Operations (Unaudited) for the three months and years ended December 31, 2013, 2012 and 2011, the above Adjusted EPS Reconciliation reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.

(c)
In the fourth quarter of 2012, a deposit related to the purchase of certain fuel technology equipment and a related asset were written off as the supplier ceased operations, resulting in a pre-tax impairment of $2.3 million. In the first quarter of 2012, real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million.

(d)
Swift Power Services, LLC ("SPS"), an entity in which we own a minority interest and hold a secured promissory note from, failed to make its first scheduled principal payment and quarterly interest payment to us on December 31, 2012 due to a decline in its financial performance resulting from a legal dispute with the former owners and its primary customer. This caused us to evaluate the secured promissory note due from SPS for impairment, which resulted in a $6.0 million pre-tax adjustment that was recorded in Impairments of non-operational assets in the fourth quarter of 2012.

(e)
In association with the Acquisition of Central noted in footnote (b) above, on August 6, 2013, certain debt outstanding under Central was paid-in full and extinguished, resulting in a loss on debt extinguishment of $0.5 million, representing the write-off of the remaining unamortized deferred financing fees. Additionally, on March 7, 2013, the Company entered into a Second Amended and Restated Credit Agreement (“2013 Agreement”). The 2013 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches under the Amended and Restated Credit Agreement (“2012 Agreement”) entered into on March 6, 2012 with outstanding principal balances of $152.0 million and $508.0 million, respectively, with new first lien term loan B-1 and B-2 tranches with face values of $250.0 million and $410.0 million, respectively. The replacement of the 2012 Agreement resulted in a loss on debt extinguishment of $5.0 million in the first quarter of 2013, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2012 Agreement. On May 21, 2012, the Company completed the call of its remaining $15.2 million face value 12.50% fixed rate notes due May 15, 2017, at a price of 106.25% resulting in a loss on debt extinguishment of $1.3 million, representing the call premium and write-off of the remaining unamortized deferred financing fees. The Company entered into the 2012 Agreement on March 6, 2012, which replaced the then-existing, remaining $874 million face value first lien term loan, maturing in December 2016, resulting in a loss on debt extinguishment of $20.9 million in the first quarter of 2012 representing the write-off of the unamortized original issue discount and deferred

19

financing fees associated with the original term loan.

(f)
Amortization of certain intangibles reflects the non-cash amortization expense of $3.9 million, $3.9 million and $4.1 million for the three months ended December 31, 2013, 2012 and 2011, respectively, and $15.6 million, $15.8 million and $17.1 million for the years ended December 31, 2013, 2012 and 2011, respectively, relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

(g)
Amortization of unrealized losses on interest rate swaps reflects the non-cash amortization expense of $3.0 million for the three months ended December 31, 2011, and $5.1 million and $15.1 million for the years ended December 31, 2012 and 2011, respectively, included in derivative interest expense in the consolidated statements of operations and is comprised of previous losses recorded in accumulated OCI related to the interest rate swaps we terminated upon our IPO and concurrent refinancing transactions in December 2010. Such losses were incurred in prior periods when hedge accounting applied to the swaps and are being expensed in relation to the hedged interest payments through the original maturity of the swaps in August 2012.

(h)
In the third quarter of 2013, Central incurred a $0.9 million one-time non-cash equity compensation charge for certain stock options that accelerated upon the closing of the Acquisition noted above in footnote (b).

(i)
As a result of the Acquisition of Central noted above in footnote (b), both Swift and Central incurred certain transactional related expenses, including financial advisory, severance and other professional fees, related to the Acquisition totaling approximately $4.9 million for the year ended December 31, 2013.

(j)
Mark-to-market adjustment of interest rate swaps reflects the portion of the change in fair value of these financial instruments that was recorded in earnings in each period indicated and excludes the portion recorded in accumulated OCI under cash flow hedge accounting.

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ADJUSTED OPERATING INCOME AND OPERATING RATIO RECONCILIATION (UNAUDITED) (a)(b)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	2011	2013	2012	2011
		(recast)	(recast)		(recast)	(recast)
	(Dollars in thousands)
Operating revenue	$1,075,389	$1,047,560	$978,889	$4,118,195	$3,976,085	$3,778,963
Less: Fuel surcharge revenue	196,754	209,249	190,627	791,481	794,514	750,203
Revenue xFSR	878,635	838,311	788,262	3,326,714	3,181,571	3,028,760
Operating expense	972,834	931,556	874,932	3,761,236	3,624,269	3,456,927
Adjusted for:
Fuel surcharge revenue	(196,754)	(209,249)	(190,627)	(791,481)	(794,514)	(750,203)
Amortization of certain intangibles (c)	(3,912)	(3,912)	(4,113)	(15,648)	(15,758)	(17,092)
Non-cash impairments (d)	—	(2,322)	—	—	(3,387)	—
Acceleration of non-cash equity compensation (e)	—	—	—	(887)	—	—
Adjusted operating expense	772,168	716,073	680,192	2,953,220	2,810,610	2,689,632
Adjusted operating income	$106,467	$122,238	$108,070	$373,494	$370,961	$339,128
Adjusted Operating Ratio	87.9%	85.4%	86.3%	88.8%	88.3%	88.8%
Operating Ratio	90.5%	88.9%	89.4%	91.3%	91.2%	91.5%

(a)
We define Adjusted Operating Ratio as (a) total operating expenses, less (i) fuel surcharges, (ii) amortization of the intangibles from our 2007 going-private transaction, (iii) non-cash impairment charges, (iv) other special non-cash items, and (v) excludable transaction costs, as a percentage of (b) total revenue excluding fuel surcharge revenue (revenue xFSR). We believe fuel surcharge is sometimes volatile and eliminating the impact of this source of revenue (by netting fuel surcharge revenue against fuel expense) affords a more consistent basis for comparing our results of operations. We also believe excluding impairments, non-comparable nature of the intangibles from our going-private transaction and other special items enhances the comparability of our performance from period to period. Adjusted Operating Ratio is not a recognized measure under GAAP. Adjusted Operating Ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

(b)
As a result of the Acquisition described in footnote (a) within the schedule Consolidated Statements of Operations (Unaudited) for the three months and years ended December 31, 2013, 2012 and 2011, the above Adjusted Operating Income and Operating Ratio reconciliation for the three months and years ended December 31, 2013, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective January 1, 2011.

(c)
Amortization of certain intangibles reflects the non-cash amortization expense relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

(d)
In the fourth quarter of 2012, a deposit related to the purchase of certain fuel technology equipment and a related asset were written off as the supplier ceased operations, resulting in a pre-tax impairment of $2.3 million. In the first quarter of 2012, real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million.

(e)
In the third quarter of 2013, Central incurred a $0.9 million one-time non-cash-equity compensation charge for certain stock options that accelerated upon the closing of the Acquisition noted above in footnote (b).

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ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION
AND AMORTIZATION (UNAUDITED) (a)(b)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Three Months Ended December 31,				Year Ended December 31,
	2013	2012	2011		2013	2012	2011
		(recast)	(recast)			(recast)	(recast)
	(Amounts in thousands)
Net income	$45,298	$54,684	$42,639		$155,422	$140,087	$102,747
Adjusted for:
Depreciation and amortization of property and equipment	56,004	54,485	55,519		226,008	218,839	218,098
Amortization of intangibles	4,203	4,204	4,405		16,814	16,925	18,258
Interest expense	23,815	28,519	36,383		99,534	122,049	149,981
Derivative interest expense	1,293	—	2,990		3,852	5,101	15,057
Interest income	(733)	(608)	(428)		(2,474)	(2,156)	(1,997)
Income tax expense	33,176	28,041	22,895		100,982	61,614	58,492
Earnings before interest, taxes, depreciation and amortization (EBITDA)	163,056	169,325	164,403		600,138	562,459	560,636
Non-cash equity compensation (c)	1,180	575	1,326		4,645	4,890	7,001
Loss on debt extinguishment (d)	—	—	—		5,540	22,219	—
Non-cash impairments (e)	—	2,322	—		—	3,387	—
Excludable transaction costs (f)	582	—	—		4,913	—	—
Non-cash impairments of non-operating assets (g)	—	5,979	—	—	—	5,979	—
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$164,818	$178,201	$165,729		$615,236	$598,934	$567,637

(a)
We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash equity compensation expense, (v) non-cash impairments, (vi) other special non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our senior secured credit agreement for covenant compliance purposes and may differ from similarly titled measures of other companies. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, cash flow from operations, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.

(b)
As a result of the Acquisition described in footnote (a) within the schedule Consolidated Statement of Operations (Unaudited) for the three months and years ended December 31, 2013, 2012 and 2011, the above Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization reconciliation for the three months and year ended December 31, 2013, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective January 1, 2011.

(c)
Represents recurring non-cash equity compensation expense following our IPO, on a pre-tax basis. In addition to the recurring non-cash equity compensation expense, in the third quarter of 2013, Central incurred a $0.9 million one-time non-cash equity compensation charge for certain options that accelerated upon the closing of the Acquisition noted above in footnote (b). In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes.

22

(d)
In association with the Acquisition of Central noted in footnote (b) above, on August 6, 2013, certain debt outstanding under Central was paid-in full and extinguished, resulting in a loss on debt extinguishment of $0.5 million, representing the write-off of the remaining unamortized deferred financing fees. Additionally, on March 7, 2013, the Company entered into a Second Amended and Restated Credit Agreement (“2013 Agreement”). The 2013 Agreement replaced the then-existing first lien term loan B-1 and B-2 tranches under the Amended and Restated Credit Agreement (“2012 Agreement”) entered into on March 6, 2012 with outstanding principal balances of $152.0 million and $508.0 million, respectively, with new first lien term loan B-1 and B-2 tranches with face values of $250.0 million and $410.0 million, respectively. The replacement of the 2012 Agreement resulted in a loss on debt extinguishment of $5.0 million in the first quarter of 2013, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the 2012 Agreement. On May 21, 2012, the Company completed the call of its remaining $15.2 million face value 12.50% fixed rate notes due May 15, 2017, at a price of 106.25% of face value pursuant to the terms of the indenture governing the notes, resulting in a loss on debt extinguishment of $1.3 million, representing the call premium and write-off of the remaining unamortized deferred financing fees. The Company entered into the 2012 Agreement on March 6, 2012, which replaced the then-existing, remaining $874 million face value first lien term loan, maturing in December 2016, resulting in a loss on debt extinguishment of $20.9 million in the first quarter of 2012 representing the write-off of the unamortized original issue discount and deferred financing fees associated with the original term loan.

(e)
In the fourth quarter of 2012, a deposit related to the purchase of certain fuel technology equipment and a related asset were written off as the supplier ceased operations, resulting in a pre-tax impairment of $2.3 million. In the first quarter of 2012, real property with a carrying amount of $1.7 million was written down to its fair value of $0.6 million, resulting in a pre-tax impairment charge of $1.1 million.

(f)
As a result of the Acquisition of Central noted above in footnote (b), both Swift and Central incurred transaction related expenses, including financial advisory, severance and other professional fees, related to the Acquisition.

(g)
Swift Power Services, LLC ("SPS"), an entity in which we own a minority interest and hold a secured promissory note from, failed to make its first scheduled principal payment and quarterly interest payment to us on December 31, 2012 due to a decline in its financial performance resulting from a legal dispute with the former owners and its primary customer. This caused us to evaluate the secured promissory note due from SPS for impairment, which resulted in a $6.0 million pre-tax adjustment that was recorded in Impairments of non-operational assets in the fourth quarter of 2012.

23

FINANCIAL INFORMATION BY SEGMENT (UNAUDITED) (a)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Three Months Ended December 31,				Year Ended December 31,
	2013	2012		2011	2013	2012		2011
		(recast)		(recast)		(recast)		(recast)
	(Dollars in thousands)
Operating revenue:
Truckload	$585,222	$591,100		$573,198	$2,313,035	$2,282,342		$2,336,056
Dedicated	192,502	188,150		174,636	738,929	724,405		625,268
Central Refrigerated	140,899	125,444		118,614	533,993	484,657		447,173
Intermodal	98,634	97,710		72,830	350,093	333,938		237,875
Subtotal	1,017,257	1,002,404		939,278	3,936,050	3,825,342		3,646,372
Nonreportable segments (b)	64,964	58,791		53,602	224,425	211,112		192,987
Intersegment eliminations	(6,832)	(13,635)		(13,991)	(42,280)	(60,369)		(60,396)
Consolidated operating revenue	$1,075,389	$1,047,560		$978,889	$4,118,195	$3,976,085		$3,778,963

Operating income (loss):
Truckload	$60,893	$77,639		$68,295	$225,963	$246,005		$222,954
Dedicated	19,795	23,922		21,292	83,520	74,026		69,753
Central Refrigerated	5,940	8,894		6,937	25,821	29,770		16,023
Intermodal	5,096	(445)	(c)	2,877	6,030	(6,854)	(c)	3,146
Subtotal	91,724	110,010		99,401	341,334	342,947		311,876
Nonreportable segments (b)	10,831	5,994		4,556	15,625	8,869		10,160
Consolidated operating income	$102,555	$116,004		$103,957	$356,959	$351,816		$322,036

Operating Ratio:
Truckload	89.6%	86.9%		88.1%	90.2%	89.2%		90.5%
Dedicated	89.7%	87.3%		87.8%	88.7%	89.8%		88.8%
Central Refrigerated	95.8%	92.9%		94.2%	95.2%	93.9%		96.4%
Intermodal	94.8%	100.5%	(c)	96.0%	98.3%	102.1%	(c)	98.7%

Adjusted Operating Ratio (d):
Truckload	87.0%	83.3%		85.0%	87.7%	86.3%		87.9%
Dedicated	87.4%	84.3%		85.1%	86.1%	87.5%		86.4%
Central Refrigerated	94.9%	91.0%		92.6%	93.8%	92.2%		95.4%
Intermodal	93.5%	100.6%	(c)	95.0%	97.8%	102.6%	(c)	98.3%

(a)
As a result of the Acquisition of Central described in footnote (a) within the schedule Consolidated Statement of Operations (Unaudited) for the three months and years ended December 31, 2013, 2012 and 2011, the above Financial Information by Segment schedule for the three months and year ended December 31, 2013, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective January 1, 2011.

(b)	Our nonreportable segments are comprised of our freight brokerage and logistics management services, Interstate Equipment Leasing (“IEL”), insurance and shop activities.

(c)
During 2012, our Intermodal reportable segment incurred an increase in its insurance and claims expense primarily related to one claim associated with a drayage accident, which increased the Intermodal Operating Ratio by approximately 450 basis points and 300 basis points for the three months and year ended December 31, 2012, respectively, and increased the Intermodal Adjusted Operating Ratio by approximately 570 basis points and 380 basis points for the three months and year ended December 31, 2012 respectively.

(d)	See our reconciliation of Adjusted Operating Ratio by Segment at the schedule titled “Adjusted Operating Income and Operating Ratio Reconciliation by Segment”.

24

OPERATING STATISTICS (UNAUDITED)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	2011	2013	2012	2011
		(recast)	(recast)		(recast)	(recast)
Operating Statistics by Segment:
Truckload:
Weekly revenue xFSR per tractor	$3,366	$3,292	$2,999	$3,257	$3,165	$2,968
Total loaded miles (a)	262,854	267,557	269,212	1,067,141	1,065,339	1,125,270
Deadhead miles percentage	12.4%	11.3%	11.1%	11.6%	11.1%	11.0%
Average tractors available for dispatch:
Company	7,220	7,425	8,024	7,500	7,508	8,385
Owner-Operator	3,398	3,340	3,490	3,333	3,361	3,530
Total	10,618	10,765	11,514	10,833	10,869	11,915

Dedicated:
Weekly revenue xFSR per tractor	$3,256	$3,366	$3,256	$3,339	$3,357	$3,305
Average tractors available for dispatch:
Company	2,975	2,768	2,635	2,791	2,698	2,409
Owner-Operator	700	671	708	660	663	570
Total	3,675	3,439	3,343	3,451	3,361	2,979

Central Refrigerated:
Weekly revenue xFSR per tractor	$3,588	$3,337	$3,373	$3,427	$3,331	$3,249
Total loaded miles (a)	49,485	46,839	46,002	194,597	186,703	179,420
Deadhead miles percentage	13.6%	13.0%	12.0%	13.1%	12.6%	12.1%
Average tractors available for dispatch:
Company	1,059	992	948	1,055	974	959
Owner-Operator	988	889	823	951	865	801
Total	2,047	1,881	1,771	2,006	1,839	1,760

Intermodal:
Average tractors available for dispatch:
Company	317	268	269	284	275	240
Owner-Operator	69	7	—	41	2	—
Total	386	275	269	325	277	240
Load Count	41,782	40,862	31,452	151,781	145,144	106,419
Average Container Count	8,717	8,628	5,955	8,717	7,209	5,527

(a) Total loaded miles presented in thousands.

25

	As of December 31,
	2013	2012	2011
Consolidated Total Equipment:		(recast)	(recast)
Tractors:
Company
Owned	6,081	5,504	6,830
Leased – capital leases	1,851	2,658	2,755
Leased – operating leases	4,834	4,139	3,259
Total company tractors	12,766	12,301	12,844
Owner-operator
Financed by leasing subsidiary	4,473	3,885	3,801
Other	722	960	1,054
Total owner-operator tractors	5,195	4,845	4,855
Total tractors	17,961	17,146	17,699
Trailers	57,310	55,947	53,557
Containers	8,717	8,717	6,210

26

ADJUSTED OPERATING INCOME AND OPERATING RATIO
RECONCILIATION BY SEGMENT (UNAUDITED) (a)
THREE MONTHS AND YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Three Months Ended December 31,			Year Ended December 31,
	2013	2012	2011	2013	2012	2011
		(recast)	(recast)		(recast)	(recast)
	(Dollars in thousands)
Truckload:
Operating revenue	$585,222	$591,100	$573,198	$2,313,035	$2,282,342	$2,336,056
Less: Fuel surcharge revenue	115,568	125,354	119,384	473,139	483,623	491,823
Revenue xFSR	469,654	465,746	453,814	1,839,896	1,798,719	1,844,233
Operating expense	524,329	513,461	504,903	2,087,072	2,036,337	2,113,102
Adjusted for:
Fuel surcharge revenue	(115,568)	(125,354)	(119,384)	(473,139)	(483,623)	(491,823)
Adjusted operating expense	408,761	388,107	385,519	1,613,933	1,552,714	1,621,279
Adjusted operating income	$60,893	$77,639	$68,295	$225,963	$246,005	$222,954
Adjusted Operating Ratio	87.0%	83.3%	85.0%	87.7%	86.3%	87.9%
Operating Ratio	89.6%	86.9%	88.1%	90.2%	89.2%	90.5%

Dedicated:
Operating revenue	$192,502	$188,150	$174,636	$738,929	$724,405	$625,268
Less: Fuel surcharge revenue	35,208	35,999	31,593	138,063	134,498	111,892
Revenue xFSR	157,294	152,151	143,043	600,866	589,907	513,376
Operating expense	172,707	164,228	153,344	655,409	650,379	555,515
Adjusted for:
Fuel surcharge revenue	(35,208)	(35,999)	(31,593)	(138,063)	(134,498)	(111,892)
Adjusted operating expense	137,499	128,229	121,751	517,346	515,881	443,623
Adjusted operating income	$19,795	$23,922	$21,292	$83,520	$74,026	$69,753
Adjusted Operating Ratio	87.4%	84.3%	85.1%	86.1%	87.5%	86.4%
Operating Ratio	89.7%	87.3%	87.8%	88.7%	89.8%	88.8%

Central Refrigerated:
Operating revenue	140,899	125,444	118,614	533,993	484,657	447,173
Less: Fuel surcharge revenue	25,188	26,526	25,178	103,858	104,322	96,084
Revenue xFSR	115,711	98,918	93,436	430,135	380,335	351,089
Operating expense	134,959	116,550	111,677	508,172	454,887	431,150
Adjusted for:
Fuel surcharge revenue	(25,188)	(26,526)	(25,178)	(103,858)	(104,322)	(96,084)
Acceleration of non-cash equity compensation (b)	—	—	—	(887)	—	—
Adjusted operating expense	109,771	90,024	86,499	403,427	350,565	335,066
Adjusted operating income	5,940	8,894	6,937	26,708	29,770	16,023
Adjusted Operating Ratio	94.9%	91.0%	92.6%	93.8%	92.2%	95.4%
Operating Ratio	95.8%	92.9%	94.2%	95.2%	93.9%	96.4%

Intermodal:
Operating revenue	$98,634	$97,710	$72,830	$350,093	$333,938	$237,875
Less: Fuel surcharge revenue	19,648	20,902	14,822	72,436	70,786	50,219
Revenue xFSR	78,986	76,808	58,008	277,657	263,152	187,656
Operating expense	93,538	98,155	69,953	344,063	340,792	234,729
Adjusted for:
Fuel surcharge revenue	(19,648)	(20,902)	(14,822)	(72,436)	(70,786)	(50,219)
Adjusted operating expense	73,890	77,253	55,131	271,627	270,006	184,510
Adjusted operating income (loss)	$5,096	$(445)	$2,877	$6,030	$(6,854)	$3,146
Adjusted Operating Ratio	93.5%	100.6%	95.0%	97.8%	102.6%	98.3%
Operating Ratio	94.8%	100.5%	96.0%	98.3%	102.1%	98.7%

27

(a)
As a result of the Acquisition of Central described in footnote (a) within the schedule Consolidated Statement of Operations (Unaudited) for the three months and years ended December 31, 2013, 2012 and 2011, the above Adjusted Operating Income schedule for the three months and year ended December 31, 2013, 2012 and 2011 reflect the combination of the entities as if the Acquisition was effective January 1, 2011.

(b) In the third quarter of 2013, Central incurred a $0.9 million one-time non-cash-equity compensation charge for certain stock options that accelerated upon the closing of the Acquisition.

28

CONSOLIDATED BALANCE SHEET (UNAUDITED) (a)
AS OF DECEMBER 31, 2013 AND 2012
(In thousands, except share data)

	December 31, 2013	December 31, 2012
	(Unaudited)	(recast)
ASSETS
Current assets:
Cash and cash equivalents	$59,178	$53,596
Restricted cash	50,833	51,678
Restricted investments, held to maturity, amortized cost	25,814	22,275
Accounts receivable, net	418,436	392,770
Equipment sales receivable	368	563
Income tax refund receivable	23,704	10,046
Inventories and supplies	18,430	17,524
Assets held for sale	19,268	31,544
Prepaid taxes, licenses, insurance and other	63,958	58,903
Deferred income taxes	46,833	98,235
Current portion of notes receivable	7,210	4,957
Total current assets	734,032	742,091
Property and equipment, at cost:
Revenue and service equipment	1,942,423	1,863,634
Land	117,929	120,442
Facilities and improvements	248,724	250,816
Furniture and office equipment	61,396	51,340
Total property and equipment	2,370,472	2,286,232
Less: accumulated depreciation and amortization	922,665	888,696
Net property and equipment	1,447,807	1,397,536
Other assets	57,166	65,537
Intangible assets, net	316,747	333,561
Goodwill	253,256	253,256
Total assets	$2,809,008	$2,791,981
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$118,014	$113,374
Accrued liabilities	110,745	107,772
Current portion of claims accruals	75,469	86,587
Current portion of long-term debt and obligations under capital leases (b)	75,056	73,497
Fair value of guarantees	366	366
Current portion of fair value of interest rate swaps	4,718	1,853
Total current liabilities	384,368	383,449
Revolving line of credit	17,000	2,531
Long-term debt and obligations under capital leases (b)	1,246,764	1,357,101
Claims accruals, less current portion	118,582	98,919
Fair value of interest rate swaps, less current portion	7,050	11,497
Deferred income taxes	484,200	441,381
Securitization of accounts receivable	264,000	204,000
Other liabilities	3,457	2,899
Total liabilities	2,525,421	2,501,777
Stockholders' equity:
Class A common stock	883	871
Class B common stock	525	525
Additional paid-in capital	759,408	920,827
Accumulated deficit	(471,169)	(601,777)
Central Refrigerated stockholders' loans receivable, pre-acquisition	—	(22,142)
Accumulated other comprehensive loss	(6,162)	(8,202)
Noncontrolling interests	102	102
Total stockholders' equity	283,587	290,204
Total liabilities and stockholders' equity	$2,809,008	$2,791,981

29

Notes to Selected Consolidated Balance Sheet Data:

(a)
As a result of the Acquisition described in footnote (a) within the schedule Consolidated Statements of Operations (Unaudited) for the three months and years ended December 31, 2013, 2012 and 2011, the above Consolidated Balance Sheet as of December 31, 2013 and December 31, 2012 reflects the combination of the entities as if the Acquisition was effective January 1, 2012.

(b)
On March 7, 2013, the Company entered into a Second Amended and Restated Credit Agreement (the “2013 Agreement”) replacing our previous Amended and Restated Credit Agreement dated March 6, 2012 (the “2012 Agreement”). The 2013 Agreement replaced the previous first lien term loan B-1 and B-2 tranches with outstanding principal balances of $152.0 million and $508.0 million, respectively, with new first lien term B-1 and B-2 tranches with face values of $250.0 million and $410.0 million, respectively. In addition, the 2013 Agreement reduced the interest rate applicable to the first lien term loan B-1 tranche to the LIBOR rate plus 2.75% with no LIBOR floor, down from LIBOR plus 3.75% with no LIBOR floor, and reduced the interest rate applicable to the first lien term loan B-2 tranche to the LIBOR rate plus 3.00% with a 1.00% LIBOR floor, down from LIBOR plus 3.75% with a 1.25% LIBOR floor. The replacement of the 2012 Agreement resulted in a loss on debt extinguishment of $5.0 million in the first quarter of 2013, representing the write-off of the unamortized original issue discount and deferred financing fees associated with the then-existing first lien term loan B-1 and B-2 tranches.

Total debt and capital lease obligations as of December 31, 2013 includes $229.0 million net carrying value of first lien term loan B-1 tranche, $410.0 million net carrying value of the first lien term loan B-2 tranche, $493.8 million net carrying value of senior second priority secured notes, and $189.1 million of other secured indebtedness and capital lease obligations. Total debt and capital lease obligations as of December 31, 2012 includes $157.1 million net carrying value of the first lien term loan B-1 tranche, $575.6 million net carrying value of the first lien term loan B-2 tranche, $492.6 million net carrying value of senior second priority secured notes, and $205.3 million of other secured indebtedness and capital lease obligations.

30

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (a)
YEARS ENDED DECEMBER 31, 2013 AND 2012
(In thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:		(recast)
Net income	$155,422	$140,087
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	242,822	235,764
Amortization of debt issuance costs, original issue discount, and losses on terminated swaps	7,247	10,645
Gain on disposal of property and equipment less write-off of totaled tractors	(21,574)	(16,674)
Gain on sale of real property	(6,876)	—
Impairments	—	9,366
Equity losses of investee	537	1,007
Deferred income taxes	102,290	45,753
Provision for allowance for losses on accounts receivable	1,370	977
Loss on debt extinguishment	5,540	22,219
Non-cash equity compensation	4,645	4,890
Income effect of mark-to-market adjustment of interest rate swaps	805	—
Interest on Central stockholders' loan receivable, pre-acquisition	(53)	(53)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(37,249)	(17,534)
Inventories and supplies	(912)	1,484
Prepaid expenses and other current assets	(12,013)	(1,643)
Other assets	6,296	3,879
Accounts payable, accrued and other liabilities	4,571	6,951
Net cash provided by operating activities	452,868	447,118
Cash flows from investing activities:
Decrease in restricted cash	845	20,046
Change in restricted investments	(3,539)	(22,275)
Funding of note receivable	—	(7,500)
Proceeds from sale of property and equipment	119,158	142,684
Capital expenditures	(318,271)	(314,142)
Payments received on notes receivable	24,504	5,948
Expenditures on assets held for sale	(18,415)	(12,040)
Payments received on assets held for sale	53,486	12,778
Payments received on equipment sale receivables	1,450	5,642
Acquisition of Central, net of debt repayment	(150,302)	—
Other investing activities	—	(270)
Net cash used in investing activities	(291,084)	(169,129)
Cash flows from financing activities:
Repayment of long-term debt and capital leases	(236,388)	(311,935)
Proceeds from long-term debt	26,267	11,304
Payment of deferred loan costs	(2,183)	(9,023)
Net borrowings on revolving line of credit	14,469	(6,506)
Borrowings under accounts receivable securitization	184,000	255,000
Repayment of accounts receivable securitization	(124,000)	(231,000)
Issuance of Central stockholders' loan receivable, pre-acquisition	(30,000)	—
Distribution to Central stockholders, pre-acquisition	(2,499)	(13,605)
Proceeds from exercise of stock options and the issuance of employee stock purchase plan shares	13,945	401
Income tax benefit from exercise of stock options	187	(370)
Other financing activities	—	(743)
Net cash used in financing activities	(156,202)	(306,477)
Net increase (decrease) in cash and cash equivalents	5,582	(28,488)
Cash and cash equivalents at beginning of period	53,596	82,084
Cash and cash equivalents at end of period	$59,178	$53,596

31

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$103,238	$121,940
Income taxes	$20,625	$22,410

Supplemental schedule of:
Non-cash investing activities:
Equipment sales receivables	$1,252	$705
Equipment purchase accrual	$7,710	$14,361
Notes receivable from sale of assets	$8,089	$7,784

Non-cash financing activities:
Capital lease additions	$85,094	$38,453
Note payable from purchase of revenue equipment	—	$3,775
Insurance premium and software notes payable	$9,189	$7,694
Non-cash distribution to Central Refrigerated stockholders in satisfaction of stockholders' loans receivable, pre-acquisition	$22,315	$—
Non-cash exercise of Central Refrigerated stock options in exchange for stockholders' loans receivable, pre-acquisition	$3,415	$—
Cancellation of Central Refrigerated stockholders' loans receivable at closing of acquisition	$33,295	$—

(a) As a result of the Acquisition described in footnote (a) within the schedule Consolidated Statements of Operations (Unaudited) for the three months and years ended December 31, 2013, 2012 and 2011, the above Consolidated Statements of Cash Flows for the year ended December 31, 2013 and 2012 reflects the combination of the entities as if the Acquisition was effective January 1, 2012.

32